UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
December 12, 2016
Date of Report (Date of earliest event reported)

STEWART INFORMATION SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Post Oak Blvd. Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-625-8100
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Timothy Okrie has been appointed Chief Operating Officer of Stewart Information Services Corporation (the “Company”), effective December 12, 2016. A copy of the press release dated December 12, 2016, announcing the appointment of Mr. Okrie, is attached as Exhibit 99.1 to this report.
Mr. Okrie, 51, joins Stewart with more than 30 years of experience developing and executing professional services, industry alignment, market strategies and business operating models. He most recently served as an Advisory Services Marketplace Leader at Deloitte. Mr. Okrie holds a bachelor of science from DePaul University in Chicago, Illinois and is also a licensed Certified Public Accountant.
The Company entered to an employment agreement with Mr. Okrie (the “Agreement”) effective December 12, 2016. The material terms of the Agreement are summarized below.
Term:
The initial term of the Agreement begins on December 12, 2016 and ends on December 31, 2018. The Agreement extends automatically on a year-to-year basis thereafter, unless terminated by either of the parties at least 90 days’ notice prior to the end of a term.
Compensation and Benefits:
Pursuant to the terms of the Agreement, Mr. Okrie is entitled to receive an annual salary of not less than $480,000, subject to increase at the sole discretion of the Board of Directors of the Company (the “Board”), plus vacation, medical, dental and life insurance benefits and reimbursement of certain qualified business expenses by the Company.
Starting with the 2017 calendar year, Mr. Okrie will be eligible to receive an annual short term incentive cash payment pursuant to an incentive plan. Under such incentive plan, Mr. Okrie’s target payout is 75% of his annual salary, or $360,000. The payout amounts will be determined by the attainment towards metrics specific to the position and corporate performance.
Further, beginning with the 2017 calendar year, Mr. Okrie will be entitled to participate in the Company’s Long Term Incentive Plan. The target payout under such plan for Mr. Okrie is 100% of his annual salary. The payout amounts will be determined by the Board in its discretion taking into account the overall performance of the Company.
Payments Upon Qualifying Termination:
Pursuant to the terms of the Agreement, Mr. Okrie is entitled to receive certain benefits upon the termination of his employment under certain circumstances. In the event of (i) the Company’s termination of his employment without “Cause” (as defined in the Agreement) during the term, (ii) his resignation for “Good Reason” (as defined in the Agreement) during the term, or (iii) his voluntary retirement, then Mr. Okrie shall receive the following: (a)  a cash payment equal to 12 months of the then-current salary in effect if the termination occurs at any time other than during a Change of Control Period (as defined in the Agreement); (b) continued medical and dental benefits equal to those that were in effect as of the date of termination and reimbursement of applicable COBRA premiums for a 12-month period following the termination date (or until Mr. Okrie is eligible to receive benefits under another employer-provided plan or dies); (c) Special Pro-Rata Vesting (as defined in the Agreement) of performance-based awards; (d) payments of accrued but unpaid salary and accrued but unused vacation time; (e) certain payments under the short term incentive and long term incentive plans (as more specifically discussed in the Agreement); (f) any benefits that have vested as of the termination date as a result of participation in any of the Company’s benefit plans; and (g) reimbursement of certain qualified business expenses by the Company. In the event that such termination of employment occurs during a Change in Control Period (as defined in the Agreement), separate severance payments apply.
To receive the severance and benefits provided in the event of a qualifying termination, Mr. Okrie must execute a release of claims described in the Agreement.

The Agreement also includes non-competition and non-solicitation covenants by Mr. Okrie for a twelve-month period following termination of his employment with the Company for any reason.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated December 12, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
J. Allen Berryman, Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer
Date: December 12, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 12, 2016.

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